UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) August 14, 2002

U.S. PLASTIC LUMBER CORP.

(Exact name of registrant as specified in its charter)

Nevada	000-23855	87-0404343

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2300 W. Glades Road, Suite 440 W.
Boca Raton, Florida 33431

(Address of principal executive offices)

(561) 394-3511

(Registrant’s telephone number,
including area code)

Not Applicable

(Former name or former address,
if changed since last report)

     References to “USPL,” the “Company,” “we,” “us” and “our” in this current report refer to U.S. Plastic Lumber Corp. and its subsidiaries and predecessors unless the context of the description indicates otherwise.

FORWARD LOOKING STATEMENTS

     Certain statements and information included in this current report constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this current report, the words or phrases “will”, “will likely result”, “are expected to”, “will continue”, “is anticipated”, “estimated”, “projected”, “intends to” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, known and unknown, and uncertainties, including but not limited to failure to comply with principal obligations and covenants in debt and other agreements, the ability to obtain adequate financing on commercially acceptable terms, economic conditions, changes in law or regulations, failure to comply with Nasdaq’s requirements for continued listings of our common stock, demand for our products and services, newly developing technologies, conflicts of interest in related party transactions, regulatory matters, protection of technology, lack of industry standards, the effects of competition with entities with greater financial resources than those possessed by us, and stockholder dilution. Such factors could materially adversely affect our financial performance and could cause our actual results for future periods to differ materially from any opinions or statements expressed within this Current report. Additional discussion of such factors that could cause actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in our filings with the Securities and Exchange Commission (“SEC”).

Item 2. Disposition of Assets

     We previously reported in a current report on Form 8-K that, on June 14, 2002, we entered into an Amended and Restated Purchase Agreement (“Purchase Agreement”) to sell all of the issued and outstanding capital stock of Clean Earth, Inc., our wholly-owned subsidiary which together with its subsidiaries comprise our environmental recycling division (“Clean Earth”), to CEI Holding Corporation (“Purchaser”), a corporation recently formed by Eos Partners, L.P. and BancAmerica Capital Investors, two private equity investment groups that collectively manage over $2.5 billion of capital, and CEI Acquisition Corp. (“Purchaser Sub”) (the “Clean Earth Sale Transaction”). The closing of the Clean Earth Sale Transaction (the “Closing”) took place on September 9, 2002.

     The purchase price that we received in the Clean Earth Sale Transaction consisted of: $45,155,124 in cash paid at the Closing, net of purchase price adjustments, of which $1.0 million was placed in escrow, and a 5.0% subordinated promissory note issued by Purchaser in the original principal amount of $3.5 million maturing on September 9, 2012, subject to certain adjustments and rights of set-off. The purchase price remains subject to various adjustments set forth in the Purchase Agreement (based upon a final audited closing date balance sheet to be delivered after the Closing) if the adjusted long-term debt and adjusted working capital set forth on the final audited closing date balance sheet differ from the amounts of such items set forth on the estimated closing date balance sheet, upon which adjustments to the cash portion of the purchase price at the Closing were based. We believe that the $1.0 million delivered to the escrow agent will be sufficient to cover any purchase price adjustments related to long-term debt and working capital subsequent to the Closing. The purchase price was determined by negotiations between the parties.

     The Purchase Agreement contains indemnification obligations for each party, subject to certain caps and limits described in the Purchase Agreement, related to matters including (i) any inaccuracy or breach of any representation or warranty in the Purchase Agreement, (ii) a party’s failure to perform or observe fully any covenant, agreement or provision of the Purchase Agreement, or (iii) any claims relating to the enforcement of a party’s rights under the Purchase Agreement. In addition, we agreed to indemnify Purchaser, Purchaser Sub and Clean Earth for liabilities relating to certain environmental matters, certain lawsuits, brokers fees incurred in connection with the Purchase Agreement, and our welfare plans. In addition, each of Purchaser, Purchaser Sub and Clean Earth agreed to indemnify us for our liabilities and obligations (i) under specified guaranties or financial assurances and (ii) arising subsequent to the Closing under the PNC Shareholder Guaranty (as defined in the Purchase Agreement).

     Neither the Purchaser nor Purchaser Sub has any relation to us or our affiliates.

Item 5. Other Events and Regulation FD Disclosure

     The following summary of certain agreements entered into by us is qualified in its entirety by reference to these agreements, attached to this current report on Form 8-K as Exhibits 10.1 — 10.4.

$10.0 Million Senior Secured Revolving Credit Facility

     We previously reported in a current report on Form 8-K that, on June 14, 2002, a group of Lenders under our senior credit facility led by the Bank of America, N.A. (“Senior Lenders”) and we entered into a commitment letter regarding the extension of the $10.0 million senior secured revolving credit facility, subject to the satisfaction of certain conditions.

     On September 9, 2002, we entered into the Credit Agreement with Senior Lenders, attached hereto as Exhibit 10.1. The Credit Agreement refinances our existing senior credit facility and provides us with a revolving credit facility whose maximum availability will reach $10.0 million (the “Facility”) in March of 2003. The maximum availability under the Facility is $3.0 million through September 30, 2002 and $4.2 through October 31, 2002, and increases incrementally each month through February 2003, when the maximum availability under the facility will be $7.5 million.

     In connection with the extension of the Facility by Senior Lenders, we entered into the following agreements with Senior Lenders, attached hereto as Exhibits 10.2 — 10.4, respectively: the Amended and Restated Security Agreement, the Amended and Restated Guaranty, and the Consolidated Amended and Restated Pledge Agreement.

     The proceeds of the Facility will be used to provide ongoing financing for our working capital needs and general corporate purposes. The Facility is secured by a first priority (subject to customary exceptions to be agreed upon) perfected security interest in (i) the capital stock of each of our subsidiaries and (ii) all our other present and future assets and properties and those of our subsidiaries, but excluding the options to purchase certain rights and interests in land located in Chicago, Illinois and the specific assets secured by our master credit facility with a group of lenders led by General Electric Capital Corporation.

     At closing, Senior Lenders waived payment of $1.0 million of deferred interest and fees payable under our previously existing credit facility.

     Upon the sale of Clean Earth and the closing of the Facility, Senior Lenders released all guaranties and security granted by Clean Earth and its subsidiaries in connection with our previously existing credit facility.

Terms of Conversion of Stout Partnership Convertible Debenture

     We previously reported in a current report on Form 8-K that, by a letter dated as of May 29, 2002, Stout Partnership and we agreed, subject to the receipt of the required stockholder approval and the completion of the Clean Earth Sale Transaction, to convert the $5.0 million convertible debenture issued to Stout Partnership, including $183,310 of accrued interest, (the “Stout Debenture”) into 19,935,808 shares of our common stock at the conversion price of $0.26 per share, which represents the lowest closing price during the four trading days prior to May 29, 2002, in accordance with the Convertible Debenture Purchase Agreement dated December 1, 2000. Stout Partnership also agreed to waive past defaults on the Stout Debenture. Stout Partnership agreed to convert the Stout Debenture into shares of our common stock even though such conversion was not required pursuant to the terms of the Stout Debenture because such conversion is a condition to our receipt of the new revolving credit facility from our Senior Lenders necessary to fund our operations upon completion of the Clean Earth Sale Transaction.

     On August 27, 2002, our stockholders approved the conversion of the Stout Debenture. On September 11, 2002, Stout Partnership converted the Stout Debenture into 19,935,808 shares of our common stock.

Nasdaq National Market Delisting

     We previously reported in a current report on Form 8-K that in May 2002, we were notified by Nasdaq that we did not meet the Nasdaq maintenance criteria for continued listing due to the decline in our stock price and that our common stock would be delisted on May 24, 2002. We filed an application with Nasdaq to transfer our securities to The Nasdaq SmallCap Market, and the initiation of the delisting proceedings was stayed pending Nasdaq’s review of our application. On June 21, 2002, we were notified by Nasdaq that our application for listing on The Nasdaq SmallCap Market was approved and effective June 25, 2002, our common stock began trading on The Nasdaq SmallCap Market. As a result of the listing on The Nasdaq SmallCap Market, we had until August 13, 2002 to regain compliance with the $1.00 minimum bid price requirement.

     By a letter, dated August 14, 2002, Nasdaq notified us that we had failed to regain compliance with the $1.00 minimum bid price requirement. However, we meet certain other initial listing requirements for The Nasdaq SmallCap Market, including the $5.0 million stockholder’s equity requirement, we were provided an additional 180 calendar days, or until February 10, 2003, to regain compliance. If at anytime before February 10, 2003, the bid price of our common stock closes at $1.00 per share or more for a minimum of 10 consecutive trading days, Nasdaq will notify us that we are in compliance with $1.00 bid price requirement. If we do not comply with this bid price requirement by February 10, 2003 or fail to meet any other of the maintenance requirements applicable to companies listed on Nasdaq SmallCap Market, our common stock will be delisted from The Nasdaq SmallCap Market. At that time, we may appeal Nasdaq’s determination to a Listing Qualifications Panel.

     The Nasdaq Stock Market recently announced that it has proposed additional corporate governance requirements in light of the requirements of the Sarbanes-Oxley Act of 2002. These corporate governance requirements are subject to the SEC approval. No assurance can be given as to whether we will be able to achieve or maintain compliance with these new requirements.

Pending Transaction with Halifax, L.P.

     We are in the process of negotiating the final agreements with Halifax Fund L.P. (“Halifax”) in connection with the restructuring of Halifax’s debentures. We described the preliminary terms of this transaction in a previously filed current report on Form 8-K and in the proxy statement related to the sale of Clean Earth. We anticipate that this transaction will close shortly.

Negotiations Related to Master Credit Facility

     We previously reported in a current report on Form 8-K and in the proxy statement related to the sale of Clean Earth that we had entered into the Second Amendment to Forbearance and Modification Agreement (the “Second Amendment”), dated as of June 14, 2002, with General Electric Capital Corporation and other participants in the master credit facility (“GE Lending Group”). The Second Amendment extended the forbearance period until that date that is 24 months following the date of the Closing of the sale of Clean Earth, provided that such Closing should have occurred no later than August 30, 2002. We were also required to make a $500,000 principal payment on the master credit facility upon the Closing of the sale of Clean Earth. Although we did not close the sale of Clean Earth until September 9, 2002 and we did not make the required $500,000 principal payment, the GE Lending Group has not taken any action against us and we are currently renegotiating the terms of the master credit facility with the GE Lending Group. At this time, we are unable to predict as to when this matter will be resolved, however the GE Lending Group is continuing to work with us to amend or refinance the facility on terms that will be acceptable to our Senior Lenders and to Halifax. As of June 30, 2002, $11,356,000 was outstanding under the master credit facility.

     For a description of the terms of the Second Amendment and an impact of our failure to comply with its terms, see the current report on Form 8-K filed with the SEC on July 25, 2002 and incorporated by reference herein.

Recent Appointments of Executive Officers

     On September 23, 2002, (i) Michael Schmidt, our Vice President of Finance, was promoted to Chief Financial Officer and (ii) Michael McCann, our Chief Operating Officer, was appointed President of U.S. Plastic Lumber Ltd., our subsidiary.

Item 7. Financial Statements and Exhibits

     (b)  Pro-forma Financial Information.

     Unaudited Pro Forma Consolidated Condensed Financial Information

     We present the following unaudited pro forma consolidated condensed financial statements to illustrate the effects of the sale of Clean Earth to the Purchaser on September 9, 2002 on our historical financial position and operating results. The terms of the transaction are described in the Definitive Proxy Statement we filed with the SEC on August 2, 2002.

     We based this pro forma financial information on our historical financial statements, removing the assets and liabilities acquired and assumed by the Purchaser and the revenues and expenses associated with the business activities transferred to the Purchaser, as well as the effects of the Stout Partnership transaction described in a previously filed current report on Form 8-K and the new revolving credit facility. The pro forma results are not necessarily reflective of results that will be achieved by us in the future.

     Our unaudited pro forma condensed consolidated balance sheet as of June 30, 2002 gives effect to the sale as if it had occurred on the balance sheet date. The unaudited pro forma condensed consolidated results of operations for the twelve months ended December 31, 2001 and the six months ended June 30, 2002, give effect to the sale as if it had occurred on January 1, 2001. The unaudited pro forma condensed consolidated financial statements have been derived from, and should be read in conjunction with, our historical consolidated financial statements, including the notes thereto, for the year ended December 31, 2001 and the six months ended June 30, 2002.

     We present these unaudited pro forma consolidated condensed financial statements for informational purposes only. These unaudited pro forma consolidated condensed financial statements are not necessarily indicative of the financial position or results of our operations that would have occurred had the transaction been consummated on January 1, 2001. In addition, the unaudited pro forma consolidated condensed financial statements are not necessarily indicative of our future financial condition or operating results.

     Pro forma adjustments for the sale give effect to:

•	The sale of 100% of the stock of Clean Earth for:

•	$45.0 million in cash, plus purchase price adjustments of $45,000 assuming a closing date of June 30, 2002, less investment banking, legal and other expenses of approximately $2,494,000 directly related to the transaction, less $1.0 million to be paid to the Escrow Agent; and

•	A subordinated promissory note having a stated value of $3.5 million, which we have valued at approximately $921,000. The valuation that we placed on this note is based on the advice we have received from our Investment Banker in conjunction with the issuance of their fairness opinion, and takes into account the specific characteristics and inherent risk of the note.

•	Removal of the revenues, expenses, assets and liabilities relating to the business we are selling in the transaction.

     In addition, the pro forma balance sheet as of June 30, 2002 gives effect to the following related transactions:

•	The new Credit Agreement with our Senior Lenders;

•	The application of the net proceeds realized in the transaction to pay down the outstanding principal balance of the senior credit facility in the amount of $37.9 million and an additional payment of $1,080,000 of deferred fees payable under the senior credit facility; and

•	Conversion of the Stout Debenture (including $183,310 of accrued interest at June 30, 2002) into 19,935,808 shares of our common stock.

     We assume full recovery of the $1.0 million placed in escrow at closing during fiscal year 2003.

     We have not made any pro forma adjustments in connection with the pending Halifax transaction described in Item 5 of this Form 8-K. Upon the closing of the Halifax transaction, if it takes place, $2.5 million will be paid to Halifax, and the remaining principal, accrued interest, penalties and fees payable to Halifax, as well as a previous $1.0 million equity infusion we received from Halifax, will be restructured into two new debentures, with a carrying value of approximately $9.9 million. In addition, we have not made any pro forma adjustments as it relates to our master credit facility and related forbearance agreements. Negotiations to amend or refinance this facility are continuing, however we are unable to predict the final outcome of these negotiations.

U.S. Plastic Lumber Corp.
Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of June 30, 2002

The following table shows the unaudited condensed consolidated balance sheet of the Company at June 30, 2002 as if the transaction had taken place on June 30, 2002 (in thousands)

				Application
		Clean Earth, Inc.	Net	of the net
		Assets and	proceeds	received
		liabilities	received	proceeds		Stout
	Consolidated	included in the	in the	in the		Transaction
	Historical	transaction	transaction	transaction		(g)	Pro-Forma

Cash	$1,541	$(1,489)	$41,551	$(39,300)		$—	$2,303
Accounts Receivable, net	32,908	(23,448)					9,460
Other Current Assets	9,820	(3,377)					6,443

Total Current Assets	44,269	(28,314)	41,551	(39,300)		—	18,206

Property, Plant and Equipment, net	84,957	(26,675)					58,282
Other Intangibles, net	8,741	(8,178)					563
Goodwill	12,650	—					12,650
Other Assets	5,101	(2,500)	1,921 (b)				4,522

Total Assets	$155,718	$(65,667)	$43,472	$(39,300)		$—	$94,223

Accounts Payable	$28,303	$(14,835)		$—			$13,468
Current Portion of Long Term Debt	55,974	(2,209)		(37,900	)(d)		15,865
Deferred Revenue	2,161	(2,161)					—
Other current liabilities	13,528	(2,127)		(2,080	)(e)	(183)	9,138

Total Current Liabilities	99,966	(21,332)	—	(39,980)		(183)	38,471

Long Term Debt	16,639	(2,258)		680	(f)	(5,000)	10,061
Other liabilities & Minority Interest	1,986	— (a)					1,986

Total Liabilities	118,591	(23,590)	—	(39,300)		(5,183)	50,518
Stockholders’ Equity	37,127	—	1,395 (c)			5,183	43,705

Total Liabilities & Equity	$155,718	$(23,590)	$1,395	$(39,300)		$—	$94,223

(a)	–	U.S. Plastic Lumber Corp. files a consolidated income tax return. The deferred tax liabilities of Clean Earth, Inc. on a stand alone basis as of the closing date are not assumed by the Purchaser
(b)	–	Reflects the addition of $921,000 for the estimated value of the Junior Subordinated Promissory Note, and $1 million of the cash portion of the purchase price to be held in escrow and due one year from the date of closing
(c)	–	Reflects the estimated gain on the sale of Clean Earth, Inc.
(d)	–	Reflects the payment of Senior Credit Facility principal of $37.9 million.
(e)	–	Reflects the agreement by the lenders under the Senior Credit Facility to forgo $1.0 million of deferred interest payable to them and the payment of $1,080,000 of deferred fees to the Senior Lenders
(f)	–	Reflects the reclassification of $1 million of deferred interest payable under the Senior Credit Facility to long term debt (less $320,000 to be characterized as origination fees for the new revolving credit facility). Although the Senior Lenders have agreed to forgo the $1.0 million of deferred interest without any conditions, because the Senior Lenders provided the Company with a new $10.0 million credit facility at the close of the Clean Earth Sale Transaction, we account for the $1.0 million liability reduction (less the $320,000 payment characterized as loan origination fees) as a modification of debt terms, not as an extinguishment of a liability.
(g)	–	Reflects conversion of the Stout Note in the amount of $5 million plus $183,000 of accrued interest into common stock

The pro forma financial information is not necessarily indicative of the operating results or financial position that would have occurred had the transaction been consummated as of the dates indicated, nor are they necessarily indicative of future operating results.

U.S. Plastic Lumber Corp. and Subsidiaries
Unaudited Pro Forma Condensed Consolidated Statement of Income
For the 12 Months Ended December 31, 2001

The following table shows the unaudited pro-forma condensed consolidated results of operations for the 12 months ended December 31, 2001 as if the sale of Clean Earth, Inc. had taken place as of January 1, 2001. (In thousands, except share and per share amounts.)

	Consolidated	Historical	Elimination of		Stout
	Historical	Clean Earth, Inc.	Corporate Expenses		Transaction		Pro-Forma

Net Sales	$174,050	$(116,220)	$—		$—		$57,830
Gross Profit	22,705	(17,570)					5,135
Selling, General and Administrative Expenses	32,321	(13,211)	(80	)(c)			19,030
Restructuring and Asset Impairment Charges	24,994	(13,500)					11,494

Operating Income (Loss)	(34,610)	9,141	80		—		(25,389)
Interest Expense	12,840	(358)	(4,855	)(d)	(573	)(e)	7,054
Interest and Other (Income) Expense	32	88					120
Minority Interest (Income) loss	(31)	—					(31)

Loss Before Income Taxes	(47,451)	9,411 (a)	4,935		573		(32,532)
Income Tax Provision	712	1,559 (b)	—	(f)	—	(f)	2,271

Loss from Continuing Operations	(48,163)	7,852	4,935		573		(34,803)
Preferred Stock Dividends Earned	1,377				—		1,377

Loss from Continuing Operations to Common Stockholders	$(49,540)	$7,852	$4,935		$573		$(36,180)
Loss per Share from Continuing Operations	$(1.34)						$(0.64)
Weighted average diluted shares outstanding	36,973,930				19,935,808	(g)	56,909,738

(a)	–	The pre-tax loss adjusted for in these pro forma financial statements differ from the historical Clean Earth, Inc. financial statements due to the exclusion of $5,241,000 of intercompany expenses, primarily royalties for the use of certain trademarks, and interest.
(b)	–	Represents the portion of our consolidated income tax provision for 2001 attributable to the business to be sold, with no deferred tax adjustment being provided due to valuation reserves on deferred tax assets.
(c)	–	Reflects the removal of $80,000 of corporate expenses, primarily legal fees, which would not have been incurred had the sale of Clean Earth, Inc. taken place on January 1, 2001
(d)	–	Interest reduction is calculated as follows:

Consolidated average debt in 2001 excluding Clean Earth-specific debt and the Stout Debenture:	$64,317
Interest expense using an estimated weighted average interest rate of 9%		5,788
Estimated net cash proceeds had the transaction taken place January 1, 2001	(42,701)
Estimated average borrowings on the new $10.0 million line of credit	8,000

Adjusted average debt balance for 2001	29,616
Interest expense using an estimated weighted average interest rate of 9%		2,665

Pro forma interest adjustment resulting from reduced debt levels		3,123
Eliminate amortization of deferred financing costs due to assumed payoff of Senior Credit Facility as of January 1, 2001		1,732

Total pro forma interest adjustment		$4,855

(e)	–	Reflects interest paid on the Stout Debenture in 2001.
(f)	–	No deferred tax adjustments are provided due to valuation reserves on our deferred tax assets.
(g)	–	Reflects the number of common shares into which the Stout Debenture are accrued interest will be converted.

In addition to the pro forma adjustments above, we will also recognize a beneficial conversion feature of approximately $1,196,000, which would be recorded as interest expense, in connection with the conversion of the Stout Debenture.

The pro forma financial information is not necessarily indicative of the operating results that would have occurred had the transaction been consummated as of the dates indicated, nor are they necessarily indicative of future operating results.

U.S. Plastic Lumber Corp.
Unaudited Pro Forma Condensed Consolidated Statement of Income
For the 6 Months Ended June 30, 2002

The following table shows the unaudited pro-forma condensed consolidated results of operations for the 6 months ended June 30, 2002 as if the sale of Clean Earth, Inc. had taken place as of January 1, 2001. (In thousands, except share and per share amounts)

	Consolidated	Historical	Elimination of		Stout
	Historical	Clean Earth, Inc.	Corporate Expenses		Transaction		Pro-Forma

Net Sales	$72,271	$(43,143)	$—		$—		$29,128
Gross Profit	12,478	(6,433)					6,045
Selling, General and Administrative Expenses	12,306	(4,263)	(1,047	)(a)			6,996

Operating Income (Loss)	172	(2,170)	1,047		—		(951)
Interest Expense	6,813	(246)	(2,994	)(b)	(286	)(c)	3,287
Other (Income) Expense	(156)	(22)					(178)

Loss Before Income Taxes	(6,485)	(1,902)	4,041		286		(4,060)
Income Tax Benefit (e)	—				—		—

Loss from Continuing Operations	(6,485)	(1,902)	4,041		286		(4,060)
Preferred Stock Dividends Earned	177						177

Loss from Continuing Operations attributable to Common Stockholders	$(6,662)	$(1,902)	$4,041		$286		$(4,237)
Loss per Share from Continuing Operations	$(0.16)						$(0.07)

Weighted average diluted shares outstanding	42,684,834				19,935,808	(d)	62,620,642

(a)	–	During the first six months of 2002 we incurred $1,047,000 of corporate expenses, primarily for legal, printing and other expenses, pertaining to the sale of Clean Earth, Inc. that would not have been incurred had the sale taken place on January 1, 2001
(b)	–	Interest reduction calculated as follows:

Consolidated average debt in 2002 excluding CEI-specific debt and the Stout Debenture:	$62,349
Interest expenses using an estimated weighted average interest rate of 9%		2,806
Estimated net cash proceeds had the transaction taken place January 1, 2001	(42,701)
Estimated average borrowings on the new $10.0 million line of credit	8,000

Adjusted average debt balance for 2002	27,648
Interest expense using an estimated weighted average interest rate of 9%		1,244

Pro forma interest adjustment due to lower debt		1,562
Eliminate amortization of deferred financing costs due to assumed payoff of Senior Credit Facility as of January 1, 2001		1,432

Total pro forma interest adjustment		$2,994

(c)	–	Reflects interest incurred on the Stout Debenture in the first six months of 2002
(d)	–	Reflects the number of common shares into which the Stout Debenture and accrued interest will be converted
(e)	–	No deferred tax adjustments are provided due to valuation reserves on our deferred tax assets

The pro forma financial information is not necessarily indicative of the operating results or financial position that would have occurred had the transaction been consummated as of the dates indicated, nor are they necessarily indicative of future operating results.

(c)	Exhibits.

	Regulation S-K Exhibit Numbers	Description

	2.1*	Amended and Restated Purchase Agreement among CEI Holding Corporation, CEI Acquisition Corp., Clean Earth, Inc. and U.S. Plastic Lumber Corp. dated as of June 14, 2002. USPL will furnish to the SEC a copy of any omitted schedule upon request.

	10.1	Credit Agreement by and among U.S. Plastic Lumber Corp., Bank of America, N.A., Banc of America Strategic Solutions, Inc., LaSalle Bank National Association, and Union Planters Bank National Association, dated as of September 9, 2002.

	10.2	Amended and Restated Security Agreement by and among U.S. Plastic Lumber Corp., Bank of America, N.A., U.S. Plastic Lumber Ltd., U.S. Plastic Lumber Finance Corporation, The Eaglebrook Group, Inc., and U.S. Plastic Lumber IP Corporation, dated as of September 9, 2002.

	10.3	Amended and Restated Guaranty executed by U.S. Plastic Lumber Ltd., U.S. Plastic Lumber Finance Corporation, The Eaglebrook Group, Inc., and U.S. Plastic Lumber IP Corporation, dated as of September 9, 2002.

	10.4	Consolidated Amended and Restated Pledge Agreement by and among U.S. Plastic Lumber Corp., Bank of America, N.A., U.S. Plastic Lumber Ltd., and U.S. Plastic Lumber Finance Corporation. dated as of September 9, 2002.

*	Incorporated by reference to Exhibit 10.6 of USPL’s Current Report on Form 8-K filed with the SEC on June 24, 2002.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. PLASTIC LUMBER CORP.

Date: September 24, 2002	By: /s/ Bruce C. Rosetto

Bruce C. Rosetto, Executive Vice President and General Counsel/Secretary

EXHIBIT INDEX

Regulation S-K Exhibit Numbers	Description

2.1*	Amended and Restated Purchase Agreement among CEI Holding Corporation, CEI Acquisition Corp., Clean Earth, Inc. and U.S. Plastic Lumber Corp. dated as of June 14, 2002. USPL will furnish to the SEC a copy of any omitted schedule upon request.

10.1	Credit Agreement by and among U.S. Plastic Lumber Corp., Bank of America, N.A., Banc of America Strategic Solutions, Inc., LaSalle Bank National Association, and Union Planters Bank National Association, dated as of September 9, 2002.

10.2	Amended and Restated Security Agreement by and among U.S. Plastic Lumber Corp., Bank of America, N.A., U.S. Plastic Lumber Ltd., U.S. Plastic Lumber Finance Corporation, The Eaglebrook Group, Inc., and U.S. Plastic Lumber IP Corporation, dated as of September 9, 2002.

10.3	Amended and Restated Guaranty executed by U.S. Plastic Lumber Ltd., U.S. Plastic Lumber Finance Corporation, The Eaglebrook Group, Inc., and U.S. Plastic Lumber IP Corporation, dated as of September 9, 2002.

10.4	Consolidated Amended and Restated Pledge Agreement by and among U.S. Plastic Lumber Corp., Bank of America, N.A., U.S. Plastic Lumber Ltd., and U.S. Plastic Lumber Finance Corporation. dated as of September 9, 2002.

*	Incorporated by reference to Exhibit 10.6 of USPL’s Current Report on Form 8-K filed with the SEC on June 24, 2002.